Exhibit 99.1

Dollar Tree Reports Record Fourth Quarter Earnings Per Share Of $0.79

    CHESAPEAKE, Va.--(BUSINESS WIRE)--Feb. 23, 2005--Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, reported earnings per share of $0.79, for the fiscal fourth quarter ended January 29, 2005, an increase of $0.10 per share over fiscal fourth quarter ended January 31, 2004. Included in the results of the quarter just ended is $0.02 per share for a one-time tax benefit. As previously reported, sales for the quarter were $987.5 million, a 10.6% increase compared to $893.1 million, for the same period, one year ago.
    "Much was accomplished during 2004," said President and CEO Bob Sasser. "We improved our control over variable expenses and invested in infrastructure to support our future growth, including the completion of our POS installation and the addition of two new distribution centers during the year. Our balance sheet and our cash flow from operations are strong. We ended 2004 with nearly $320 million in cash and investments, and we believe that we are well positioned in 2005 to better serve our customers, achieve profitable growth, and deliver value to our shareholders."
    For the fourth quarter, gross margin was 36.3%, down from 37.0% in last year. The decrease primarily reflects the impact of higher inbound freight costs, deleveraging of occupancy costs, and a higher level of markdowns associated with clearing and valuing seasonal goods.
    Selling, general and administrative expenses, as a percentage of sales, were 21.9% in the fourth quarter of 2004, compared to 22.3% in the same quarter last year; this primarily reflects a decrease in payroll costs, expressed as a percentage of sales, and our ongoing efforts to reduce operating costs and control expenses.
    Operating margin in this year's fourth quarter was 14.3%, versus 14.7% for the same period, one year ago.
    For the year, sales totaled $3.126 billion, an 11.6% increase year-over-year, on comparable-store sales growth of 0.5%. Operating margin was 9.7%, versus 10.5% one year ago. Earnings per share were $1.63.
    The Company estimates sales for the first quarter of 2005 to be in the range of $770-$790 million. Comparable store sales performance is expected to be flat due to the loss of two weeks leading up to the Easter Holiday Season. Based upon this sales forecast, earnings per share are estimated to be in the range of $0.31 to $0.33.
    For the full year, the Company estimates sales will range from $3.435-$3.535 billion. This estimate is predicated on a square footage growth of 14-16%. Comparable store sales are expected to be in the low single digit range. These estimates are based on the Company's focus on driving store productivity, leveraging technology enhancements, and increasing inventory turns.
    Earnings per share are forecast to be in the range of $1.77 to $1.87.
    On Wednesday, February 23, 2005, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST. The telephone number for the call is 703-639-1166. A recorded version of the call will be available until midnight Tuesday, March 1, and may be accessed by dialing 703-925-2533, and the access code is 635162. A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com, as well as at Vcall's website, www.Vcall.com, and will remain on-line until midnight Tuesday, March 1. Any financial and statistical information related to the call can be accessed through the "Investor Relations / SEC Filings / Non-GAAP Measures" section of Dollar Tree's website.
    The Company's regular, pre-recorded business update will be available Thursday, April 7, 2005, by 5:00 p.m. EDT, and will remain on-line through Monday, April 11, 2005. Interested parties can access the Company's update by dialing (757) 321-5TRE.
    As of January 29, 2005, Dollar Tree operated 2,735 stores in 48 states. For the year, Dollar Tree opened 251 stores, closed 29 stores, and expanded or relocated 128 stores. The Company's retail selling square footage totaled approximately 20.4 million at January 29, 2005, a 21% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.
    A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward looking statements include statements regarding total and comparable-store sales and earnings for future periods, as well as our plans for square footage growth. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 13, 2004 and our Quarterly Report on Form 10-Q filed December 9, 2004. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In addition, our estimates of annual earnings for 2005 do not reflect the impact of Financial Accounting Standard 123R regarding share-based payments. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.


                     DOLLAR TREE STORES, INC.
               Condensed Consolidated Income Statements
             (Dollars in thousands, except per share data)

                          Fourth Quarter ended       Year ended
                           ------------------- -----------------------
                           Jan. 29,  Jan. 31,   Jan. 29,    Jan. 31,
                             2005      2004       2005        2004
                           --------- --------- ----------- -----------

Net sales                  $987,478  $893,065  $3,126,009  $2,799,872

Cost of sales               629,291   562,739   2,011,699   1,787,052

Gross profit                358,187   330,326   1,114,310   1,012,820
                              36.3%     37.0%       35.6%       36.2%

Selling, general &
 administrative expenses    216,616   199,185     811,407     719,223
                              21.9%     22.3%       26.0%       25.7%

Operating income            141,571   131,141     302,903     293,597
                              14.3%     14.7%        9.7%       10.5%

Interest expense, net        (1,586)   (1,492)     (6,438)     (5,734)
Other income                    369       152       1,057         889

Income before income taxes  140,354   129,801     297,522     288,752
                              14.2%     14.5%        9.5%       10.3%

Income tax expense           50,949    49,973     111,521     111,169

Net income                   89,405    79,828     186,001     177,583
                               9.1%      8.9%        6.0%        6.3%

Net earnings per share:
  Basic                    $   0.79  $   0.70  $     1.64  $     1.55
  Weighted average number
   of shares                112,951   114,767     113,295     114,641

  Diluted                  $   0.79  $   0.69  $     1.63  $     1.54
  Weighted average number
   of shares                113,656   115,767     113,986     115,581



                       DOLLAR TREE STORES, INC.
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)


                                                 Jan. 29,    Jan. 31,
                                                   2005        2004
                                                ----------  ----------

Cash and cash equivalents                      $  291,327  $  168,685
Short-term investments                             26,480           -
Merchandise inventories                           615,483     525,643
Other current assets                               36,597      28,241
                                                ----------  ----------
Total current assets                              969,887     722,569
                                                ----------  ----------

Property and equipment, net                       661,207     613,214
Intangibles, net                                  129,032     123,738
Other assets, net                                   8,367      20,785
                                                ----------  ----------

Total assets                                   $1,768,493  $1,480,306
                                                ==========  ==========


Current portion of long-term debt                  19,000      25,000
Accounts payable                                  124,195     114,972
Other current liabilities                         109,399      88,095
Income taxes payable                               33,669      37,035
                                                ----------  ----------
Total current liabilities                         286,263     265,102
                                                ----------  ----------

Long-term debt, excluding current portion         250,000     142,568
Other liabilities                                  62,267      58,114
                                                ----------  ----------

Total liabilities                                 598,530     465,784
                                                ----------  ----------

Shareholders' equity                            1,169,963   1,014,522
                                                ----------  ----------

Total liabilities and shareholders' equity     $1,768,493  $1,480,306
                                                ==========  ==========

STORE DATA:
Number of stores open at end of period              2,735       2,513
Total selling square footage (in thousands)        20,444      16,878






                       DOLLAR TREE STORES, INC.
            Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)

                                                      Year ended
                                                  --------------------
                                                  Jan. 29,   Jan. 31,
                                                    2005       2004
                                                  ---------  ---------

Cash flows from operating activities:
  Net income                                     $ 186,001  $ 177,583
                                                  ---------  ---------
  Adjustments to reconcile net income to net
   cash provided by
   operating activities:
    Depreciation and amortization                  121,709    101,495
    Other non-cash adjustments                      25,176     30,392
    Changes in working capital                     (66,946)   (75,185)
                                                  ---------  ---------
      Total adjustments                             79,939     56,702
                                                  ---------  ---------
        Net cash provided by operating
         activities                                265,940    234,285
                                                  ---------  ---------

Cash flows from investing activities:
  Capital expenditures                            (171,234)  (227,316)
  Purchase of Greenbacks, Inc., net of cash
   acquired of $1,248                                    -   (100,523)
  Purchase of short-term investments              (136,980)   (30,360)
  Proceeds from maturities of short-term
   investments                                     110,500     93,885
  Acquisition of favorable lease rights             (6,845)      (105)
  Investment in Ollie's                                  -     (4,000)
  Settlement of merger related contingencies             -      1,021
  Proceeds from sale of property and equipment           -         35
                                                  ---------  ---------
        Net cash used in investing activities     (204,559)  (267,363)
                                                  ---------  ---------

Cash flows from financing activities:
  Proceeds from long-term debt, net of facility
   fees of $1,094 and $0                           248,906     39,700
  Repayment of long-term debt                     (148,568)   (51,367)
  Principal payments under capital lease
   obligations                                      (5,572)    (7,994)
  Proceeds from stock issued pursuant to stock-
   based compensation plans                         15,106     22,175
  Payments for share repurchases                   (48,611)   (38,053)
                                                  ---------  ---------
        Net cash provided by (used in) financing
         activities                                 61,261    (35,539)
                                                  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents                                       122,642    (68,617)
Cash and cash equivalents at beginning of period   168,685    237,302
                                                  ---------  ---------
Cash and cash equivalents at end of period       $ 291,327  $ 168,685
                                                  =========  =========

    CONTACT: Dollar Tree Stores, Inc., Chesapeake
             Kent Kleeberger, 757-321-5000
             http://www.DollarTree.com